Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 13, 2013, with respect to the combined balance sheets of the Home Business of Motorola Mobility LLC a wholly owned subsidiary of Google, Inc. (Successor) as of December 31, 2012 and the Home Business of Motorola Mobility LLC (Predecessor) as of December 31, 2011, and the related combined statements of operations, comprehensive income (loss), business equity, and cash flows for the period from May 23, 2012 to December 31, 2012 (Successor period), and the period from January 1, 2012 to May 22, 2012 and for the years ended December 31, 2011 and 2010 (Predecessor periods), incorporated herein by reference to the Form 8-K/A of Arris Group, Inc. dated June 28, 2013.

(signed) KPMG LLP

Chicago, IL

June 28, 2013